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                                                       EXHIBIT 1



      ALLEGHENY POWER ANNOUNCES SECOND QUARTER EARNINGS

                     FOR IMMEDIATE RELEASE


Hagerstown, MD, July 24, 1997 -- Allegheny Power System, Inc.
(NYSE: AYP) today reported second quarter earnings of $51.7 million ($.42 per share), compared with 1996 second quarter earnings of $53.8 million ($.44 per share).

      The decrease in second quarter earnings was due primarily to a 3% decrease in kilowatt-hour (kWh) sales to residential customers largely due to June 1997 cooling degree days (air conditioning weather) which were 27% less than the corresponding
1996 period. Commercial and industrial kWh sales were up slightly for the quarter.

      For the six months ended June 30, 1997, consolidated net income was $129.3 million ($1.06 per share), compared with $105.2 million ($.87 per share) for the corresponding 1996 period. Year-to-date June 1996 earnings included restructuring charges and an asset write-off of $38.7 million, net of taxes, or $.32 per share.

      The decrease in year-to-date earnings, excluding the restructuring charges and asset write-off, was primarily due to a decrease in kWh sales. Residential kWh sales decreased 7% due to mild first quarter winter weather as well as the mild June weather. Commercial and industrial kWh sales were down slightly for the period.

      For the twelve months ended June 1997, consolidated net income was $234.1 million ($1.92 per share), compared with $226.1 million ($1.88 per share) for the corresponding 1996 period. Earnings for the twelve months ended June 1997 included restructuring charges of $23.9 million, net of taxes, or $.20 per share. Earnings for the twelve months ended June 1996 included restructuring charges and asset write-offs of $52.8 million, net of taxes, or $.43 per share.


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     The decrease in twelve months earnings, excluding the
restructuring charges and asset write-offs, was primarily due to a decrease in kWh sales. Residential kWh sales decreased 6% due to the effects of mild weather. Commercial and industrial kWh sales were down slightly for the period.

     Also contributing to the earnings decreases in the quarter, year to date, and twelve months ended June 1997 were anticipated start-up losses of a new unregulated subsidiary, AYP Energy, which commenced operations in late 1996.

     Allegheny Power is a registered utility holding company with three operating utility subsidiaries: Monongahela Power Company, The Potomac Edison Company, and West Penn Power Company. Its utility subsidiaries annually provide approximately
41 billion kWh of electricity to approximately 1.4 million customers in Maryland, Ohio, Pennsylvania, Virginia, and West Virginia. Allegheny Power also owns AYP Capital, which invests in nonutility projects, including energy marketing activities.